Exhibit 99.1

Eric Yeaman

Chief Financial Officer

(408) 907-1642

ir@turnstone.com

Web Site: www.turnstone.com

TURNSTONE SYSTEMS ANNOUNCES SECOND QUARTER 2003 RESULTS,

PRELIMINARY COURT APPROVAL OF SECURITIES LITIGATION SETTLEMENT

SANTA CLARA, CA—July 29, 2003—Turnstone Systems, Inc. (Nasdaq:TSTN) today reported financial results for the fiscal quarter ended June 30, 2003. The company also announced that it has received preliminary court approval of a settlement of the securities litigation related to the company’s secondary stock offering in September 2000.

Financial Results

Net revenues for the quarter ended June 30, 2003 were $296,000, compared to $973,000 in the same period a year earlier. Net loss for the quarter was $(15.1) million or a loss of $(0.24) per diluted share, compared to net loss of $(4.9) million or a loss of $(0.08) per diluted share for the same period a year earlier. Operating expenses and net loss for the second quarter included a lease termination fee of $11.4 million related to the restructuring of the operating lease for the company’s headquarters facility, an asset impairment charge of $655,000 to value company property and equipment at their fair value less estimated selling costs, financial advisory fees of $250,000 related to the company’s evaluation of strategic alternatives announced in January 2003, severance costs of approximately $434,000 associated with the company’s workforce reductions during the second quarter, and retention bonus compensation of $453,000 pursuant to retention agreements entered into between the company and certain of its officers and employees in January 2003. Net loss for the quarter ended June 30, 2003 also includes a $920,000 charge to other income (expense) related to the securities litigation settlement described below.

During the three-month period ended June 30, 2003, the company purchased 234,741 shares of its common stock pursuant to its stock repurchase program for a total cost of $592,000. The company has purchased a cumulative total of 3.4 million shares for a total cost of $10.6 million since the inception of its stock repurchase program in October 2001.

At June 30, 2003, the company had cash and cash equivalents of $191.5 million.

Securities Litigation Settlement

The company also announced that on July 25, 2003, the U.S. District Court for the Northern District of California preliminarily approved a settlement of a purported class action suit that was brought against the company, certain of its officers and directors and its underwriters on behalf of persons who purchased common stock issued pursuant to the company’s secondary stock offering in September 2000. The suit was settled for $7.0 million, of which insurance for the company’s directors and officers will pay approximately $6.1 million and the company will contribute approximately $0.9 million in cash. While the company continues to deny any wrongdoing or violation of securities laws, it believes the settlement is in the best interest of the company and its stockholders to avoid the distraction and expense of continued litigation. The settlement is conditioned upon, among other things, notice to the company’s stockholders of the settlement and final approval by the United States District Court.

About Turnstone Systems

Turnstone is based in Santa Clara, California. For more information about Turnstone, visit www.turnstone.com, email info@turnstone.com or phone the toll-free number 877-8-COPPER.

Summary unaudited financial data follows.

TURNSTONE SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	The Three Months Ended June 30,		The Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Product and service revenue	$296	$973	$686	$1,636
Sales returns allowance adjustment	—	—	—	167

Net revenues	296	973	686	1,803

Cost of revenues	1	371	3	653

Gross profit	295	602	683	1,150
Operating expenses:
Research and development	1,370	3,588	5,733	7,115
Sales and marketing	343	2,152	1,562	4,317
General and administrative	2,331	766	4,068	1,460
Amortization of deferred stock compensation	46	550	170	1,285
Lease termination fees, net	11,377	—	11,377	—
Provision for loss on operating lease	(1,276)	—	(1,276)	—
Asset impairment charge	655	—	655	—

Total operating expenses	14,846	7,056	22,289	14,177

Operating loss	(14,551)	(6,454)	(21,606)	(13,027)
Other income (expense)
Litigation settlement	(920)	—	(920)	—
Interest income and other, net	569	1,492	1,582	3,089

Loss before income tax	(14,902)	(4,962)	(20,944)	(9,938)
Income tax expense	155	(91)	180	14

Net loss	$(15,057)	$(4,871)	$(21,124)	$(9,952)

Basic net loss per share of common stock	$(.24)	$(.08)	$(.34)	$(.16)

Diluted net loss per share of common stock	$(.24)	$(.08)	$(.34)	$(.16)

Weighted-average shares of common stock outstanding used in computing basic net loss per share	62,968	63,283	62,838	63,424

Weighted-average shares of common stock outstanding used in computing diluted net loss per share	62,968	63,283	62,838	63,424

TURNSTONE SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$191,473	$103,358
Short-term investments	—	60,951
Accounts receivable, net	318	314
Prepaid expenses and other current assets	1,934	767

Total current assets	193,725	165,390

Property and equipment, net	—	1,495
Long-term investments	—	47,301
Restricted cash	—	3,639
Assets held for sale	373	—

Total assets	$194,098	$217,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$250	$621
Accrued compensation and benefits	636	784
Other current liabilities and accrued expenses	1,740	2,644
Deferred revenue	14	154

Total current liabilities	2,639	4,203
Other long-term liabilities	—	675

Total liabilities	2,639	4,878

Stockholders’ equity:
Common stock, $.001 stated value, 200,000 shares authorized; 66,427 and 65,884 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	66	66
Treasury stock, at cost; 3,421 and 3,128 shares at June 30, 2003 and December 31, 2002, respectively	(10,630)	(9,896)
Additional paid-in capital	311,908	311,498
Deferred stock compensation	(41)	(425)
Accumulated other comprehensive income	—	424
Accumulated deficit	(109,844)	(88,720)

Total stockholders’ equity	191,459	212,947

Total liabilities and stockholders’ equity	$194,098	$217,825

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the settlement of the pending securities class action lawsuit are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from those described herein include, without limitation, the resolution of conditions concerning the settlement, including but not limited to the final approval of the settlement by the Court. Further information on potential risk factors that could affect Turnstone, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview,” pages 16 to 18, and “Risk Factors Affecting Future Results,” pages 24 to 29, in Turnstone’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the Securities and Exchange Commission on May 15, 2003. Turnstone undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.